Exhibit 10.13

June 27, 2022

Heather Turner

Dear Heather,

Carmot Therapeutics, Inc. is pleased to offer you a position with our Company. This represents a wonderful opportunity to join our exceptional team, and we look forward to working with you to ensure Carmot’s future as a leading-edge pharmaceutical company.

Below are details of your compensation and the benefits program offered to you as part of your employment with Carmot Therapeutics, Inc., as well as the terms of your employment. If you have any questions regarding any part of this offer, or wish additional details, please let us know. We can provide you with any additional information you need to reach a decision to join our organization.

Carmot Therapeutics, Inc. (the “Company”) is pleased to offer you the position of Chief Operating Officer, reporting to me at our Berkeley site, located at 740 Heinz Avenue in Berkeley, California. Your annual base salary will be $450,000, less payroll deductions and all required withholdings, paid semi-monthly with 24 pay periods per year. You are eligible to participate in the Company’s incentive bonus plan, which is tied to meeting certain individual and corporate goals. Your 2022 target bonus is 35% of your annual base salary, which will be pro-rated based on your start date. There is a performance review period once a year.

Carmot Therapeutics, Inc. provides all eligible employees with a comprehensive benefits program. You will have the opportunity to participate in these benefits, which includes medical and dental coverage for you and your eligible dependents if you chose to enroll them. In addition, we also provide an IRA with a 2% company contribution of your base salary subject to the Federally regulated limits. Carmot also provides paid holidays, 3 weeks (15 days) of vacation your first year, as well as paid sick leave. You will be eligible to accrue one additional vacation day per year of service for the first 5 years up to total 20 total vacation days per year. The Company may change compensation and benefits from time to time in its discretion.

An important component of your compensation includes the opportunity for ownership in our company. After your date of employment and subject to and following approval by the Company’s Board of Directors (the “Board”), the Company shall grant you an option to purchase shares of the Company’s common stock equal to 1.5% of fully diluted shares outstanding as of your start date at the fair market value as determined by the Board as of the date of the grant. The grant will be subject to the terms and conditions of the Company’s Equity Incentive Plan (the “Plan) and your grant agreement. Your grant agreement will include a four-year vesting schedule, under which 25% of your Option will vest after 12 months and 1/48th of the total will vest at the end of each month thereafter, until either the Option is fully vested or your employment ends, whichever occurs first. In addition, your Option Agreement shall include a “double trigger” provision providing for full vesting of your Option if your employment is terminated without Cause or for Good Reason in connection with or within 6 months following a Change in Control (“Cause” and “Good Reason” defined in the Option Agreement).

As a condition of your employment, you will be required to abide by the Company’s policies and procedures including those outlined in our employee handbook. You also agree to read, sign, and comply with the Company’s Employee Proprietary Information and Inventions Agreement (“Proprietary Information Agreement”).

In your work for the Company, you will be expected not to make unauthorized use or disclosure of any confidential information or materials, including trade secrets, of any former employer or other third party to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. By accepting employment with the Company, you are representing to us that you will be able to perform your duties within the guidelines described in this paragraph. You represent further that you have disclosed to the Company any contract you have signed that may restrict your activities on behalf of the Company in any manner.

This offer is contingent upon our verification of your employment history and completion of a background check. Any intentional misrepresentation concerning your employment history may result in actions up to and including revocation of this offer or termination of your employment (should you commence work with Cannot Therapeutics, Inc.).

Your employment relationship is at-will. Accordingly, you may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate your employment at any time, with or without cause or advance notice. In the event that, after the first 12 months of service, the Company terminates your employment without Cause (as defined below), the Company will provide you with the following “Termination Benefits”, payment of which shall be conditioned upon you signing a General Release of Claims: (a) continuation of your then current base salary for the nine (9) month period that immediately follows the Date of Termination, (b) a prorated bonus based on the number of months of employment within the calendar year of termination, and (c) if elected, continuation of group health plan benefits to the extent authorized by and consistent with 29 U.S.C. § 1161 et seq. (commonly known as “COBRA”), with the cost of the regular premium for such benefits shared in the same relative proportion by the Company and you as in effect on the Date of Termination until the earlier of (i) the date that is nine (9) months after the Date of Termination; and (ii) the date you become eligible for health benefits through another employer or otherwise become ineligible for COBRA.

“Cause” means (i) Participant engaging in any act of dishonesty, fraud or misrepresentation in connection with Participant’s responsibilities as a Service Provider; (ii) Participant’s conviction of, or plea of guilty or nolo contendere to, a felony or any crime involving fraud, embezzlement or any other act of moral turpitude; (iii) Participant’s gross misconduct or gross negligence; (iv) Participant’s willful and continued failure (other than a failure resulting from Participant’s death or Disability) to substantially perform his or her principal duties and/or obligations as a Service Provider after notice thereof from the Company describing Participant’s failure to perform such duties or responsibilities; or (v) Participant’s breach of any confidentiality agreement or invention assignment agreement between Participant and the Company (or any affiliate of the Company) or unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom Participant owes an obligation of nondisclosure as a result of Participant’s relationship with the Company.

As part of your employment with the Company, you will be permitted to serve as a director of up two boards, subject to and following approval by the Company’s Board.

This letter, together with your Proprietary Information Agreement, forms the complete and exclusive statement of your agreement with the Company concerning this offer. The terms in this letter supersede any other representations or agreements made to you by any party, whether oral or written. The terms of this agreement cannot be changed (except those changes expressly reserved to the Company’s discretion in this letter) without a written agreement signed by you and a duly authorized officer of the Company. This agreement is to be governed by the laws of the state of California without reference to conflicts of law principles. In case any provision contained in this agreement shall, for any reason, be held invalid or unenforceable in any respect, such invalidity or unenforceability will not affect the other provisions of this agreement, and such provision will be construed and enforced so as to render it valid and enforceable consistent with the general intent of the parties insofar as possible under applicable law. With respect to the enforcement of this agreement, no waiver of any right hereunder will be effective unless it is in writing. This agreement may be executed in more than one counterpart, and signatures transmitted via facsimile will be deemed equivalent to originals. As required by law, this offer is subject to satisfactory proof of your identity and right to work in the United States.

If you wish to accept employment at the Company under the terms described above, please sign and date this letter and the Proprietary Information Agreement and return them to my attention by Friday, July 1, 2022. If you accept our offer, we will arrange for you to start work on September 26, 2022, or another mutually agreed upon date.

Carmot Therapeutics, Inc. is an ambitious undertaking, and we fully expect our company to become a dominant force in the development and commercialization of pharmaceutical drugs. Toward this end, we are assembling a team of uniquely qualified individuals with extraordinary knowledge, skills, and drive.

Heather, we look forward to welcoming you as the newest member of the Carmot team!

Sincerely,

/s/ Stig Hansen

Stig K. Hansen

Chief Executive Officer

Understood and Accepted:

/s/ Heather Turner	July 3, 2022
Heather Turner	Date